Exhibit 99.1

Exicure Announces Appointments of Elizabeth Garofalo, M.D., and Andrew Sassine to Its Board of Directors

CHICAGO and Cambridge, Mass.— March 9, 2021 — Exicure, Inc. (NASDAQ: XCUR), a pioneer in gene regulatory and immunotherapeutic drugs utilizing spherical nucleic acid (SNA™) technology, today announced the appointments of Elizabeth (Betsy) Garofalo, M.D. and Mr. Andrew Sassine to its Board of Directors.

“We are pleased to welcome Betsy and Andrew to our Board at a critical time for Exicure, having made significant progress with the development of cavrotolimod in oncology and XCUR-FXN in Friedreich’s ataxia. Betsy’s distinguished career and significant clinical development experience and Andrew’s financial and institutional investor experience will provide important perspective to our Board,” said Timothy P. Walbert, Exicure’s Chairman of the Board of Directors. “We look forward to the collective experience they will bring as Exicure advances its pipeline of innovative investigational therapies and we look to deliver on the promise of Exicure’s proprietary Spherical Nucleic Acid, or SNA technology.”

Dr. Garofalo is a biopharma executive with more than 25 years of experience in global clinical development and regulatory affairs. Since 2016, Dr. Garofalo has served as the principal for EAG Pharma Consulting LLC. Prior to then, she served in numerous leadership roles including as Senior Vice President and Global Head of Clinical Development for Novartis and as a member of its Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board, Co-Head of the Novartis Neuroscience Franchise, Head of the Neuroscience Therapy Area at Astellas, Ann Arbor Site Head of Worldwide Regulatory Affairs at Pfizer and Ann Arbor Site Head of Neuroscience at Pfizer.

Dr. Garofalo currently serves on the Board of Acadia Pharmaceuticals Inc., the Institute for Advanced Clinical Trials in Children and is the Chair of the Business Advisory Board for the Epilepsy Foundation of America. She has an M.D. from the Indiana University School of Medicine and completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School.

"I am excited to be joining the Board of Exicure,” said Dr. Garofalo. “The Exicure SNA platform technology offers great promise of producing new therapeutics directed towards neurological diseases with high unmet medical need and high morbidity.”

Andrew Sassine currently serves as Chief Financial Officer and member of the board of directors of Arcturus Therapeutics. He also serves on the board of directors of ICAD, Inc., a cancer detection software company utilizing artificial intelligence. He previously was a fund manager at Fidelity Investments where he managed the Fidelity Small Cap Stock Fund and the Fidelity International Small Cap Opportunities Fund. He has an M.B.A. from the Wharton School at the University of Pennsylvania.

“I am excited to join the Exicure team and its distinguished Board of Directors,” said Andrew Sassine. “I believe their technology has the ability to change the face of medicine by expanding and facilitating the delivery of DNA and RNA medicines to new and more challenging diseases.”

Exicure also announced today that David Walt, Ph.D., has announced his intention not to stand for re-election at the Company’s upcoming 2021 Annual Meeting of Stockholders. “We would like to thank David for his incredible energy and support as we have formed and shaped the trajectory of Exicure," said David Giljohann, Ph.D., Chief Executive Officer, Exicure.

About Exicure, Inc.

Exicure, Inc. is a clinical-stage biotechnology company developing therapeutics for neurology, immuno-oncology, inflammatory diseases and other genetic disorders based on our proprietary Spherical Nucleic Acid, or SNA technology. Exicure believes that its proprietary SNA architecture has distinct chemical and biological properties that may provide advantages over other nucleic acid therapeutics and may have therapeutic potential to target diseases not typically addressed with other nucleic acid therapeutics. Exicure is in preclinical development of XCUR-FXN an SNA–based therapeutic candidate, for the treatment of Friedreich’s ataxia (FA). Exicure's therapeutic candidate cavrotolimod is in a Phase 1b/2 clinical trial in patients with advanced solid tumors. Exicure is based in Chicago, IL and in Cambridge, MA. www.exicuretx.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact could be deemed forward looking including, but not limited to, statements regarding the company’s business strategy and its plans for the development of product candidates based on its SNA technology. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risks that the ongoing COVID-19 pandemic may disrupt the company’s business and/or the global healthcare system more severely than it has to date or more severely than anticipated, which may have the effect of impacting or delaying the company’s ongoing Phase 1b/2 clinical trial of cavrotolimod; unexpected costs, charges or expenses that reduce the company’s capital resources; the company’s preclinical or clinical programs do not advance or result in approved products on a timely or cost effective basis or at all; the results of early clinical trials are not always being predictive of future results; the cost, timing and results of clinical trials; that many drug candidates do not become approved drugs on a timely or cost effective basis or at all; the ability to enroll patients in clinical trials; possible safety and efficacy concerns; regulatory developments; and the ability of the company to protect its intellectual property rights. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as updated by the company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the company undertakes no duty to update this information, except as required by law.

Media Contact:
MacDougall
Karen Sharma
781-235-3060
ksharma@macbiocom.com
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